Exhibit 10.100

August 11, 2014
Tiago Girao
Delivered electronically

 Dear Tiago:

We are pleased to offer you the full-time exempt position of  VP & Chief Financial Officer  with Cytori Therapeutics, Inc. (“Cytori” or “Company”), reporting to myself.  Your start date will be on or before Tuesday, September 2, 2014.  This offer and your employment relationship are subject to the terms and conditions of this letter.

If you decide to join us, your initial annual salary will be $240,000.00 (approximately $20,000.00 per month), less applicable withholdings, paid in accordance with Company’s normal payroll practices.

This position is an exempt position, which means you are paid for the job and not by the hour.  Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion.  Compensation for Officers is reviewed annually by the Compensation Committee and your next eligibility for a review will be approximately October of 2015. Please note that compensation reviews are not an automatic guarantee of an increase in compensation.

You will have an annual target bonus of 30% of your base salary.

You will be eligible to participate in Cytori’s standard benefit package, including medical, dental and vision insurance, group life insurance, group short-term and long-term disability insurance, and participation in our flexible spending account, 401(k) plan, and Employee Stock Purchase Plan (ESPP) in accordance with Company’s benefit plans. As an officer of the company, you are eligible for additional long-term disability insurance coverage. You will be eligible to accrue up to four (4) weeks of paid time off (“PTO”) per year, increasing over the next five years to five (5) weeks per year at increments of 1 day per year. Use and accrual of PTO is subject to Company’s PTO policy.  Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

Upon approval by the Board or its designee you will be granted an option to purchase 150,000 shares of the Company’s common stock. The option will be granted at 100% of the fair market value of the Company’s common stock on the date of grant.  The option will vest monthly over four years (subject to a 1-year cliff) and will be exercisable once it vests, subject to your remaining an employee of the Company, as described in the stock option agreement you will receive from the Company.

Additionally, you will receive a sign-on bonus of $25,000 payable upon your first month of employment.

If you accept our offer, your employment with Cytori is “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, Cytori may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline.  Any change to the temporary at-will employment relationship must be by a specific, written agreement signed by you and Company’s President and CEO.

By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by Company.  During your employment with Cytori, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Company.  In addition, you agree that you will not disclose to Cytori, or induce Cytori to use, any confidential or proprietary information or material belonging to any previous employer or others.  You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

Contingencies.  This offer is contingent upon the following:

•	Signing Company’s Confidentiality and Assignment Agreement (See enclosed);

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

•	Verification of the information contained in your employment application, including satisfactory references (i.e., successful completion of your background check).

This letter, including the enclosed Confidentiality and Assignment Agreement, constitutes the entire agreement between you and Cytori relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject.  This letter may not be modified or amended except by a specific, written agreement signed by you and Company’s President and CEO.

Tiago, we would be delighted to have you join Cytori!

Please sign below as acceptance of this offer and return a copy to Judy Solecki, VP, Global Human Resources.  You may fax this letter to her confidential fax number (858) 450-4347 or email it to her at Jsolecki@cytori.com.

Sincerely,

/s/ Marc H. Hedrick

Marc H. Hedrick
 President and CEO

I have read this offer letter in its entirety, and agree to and accept the terms and conditions of employment stated above.  I understand and agree that my employment with Company is at-will.

Signature:	/s/ Tiago Girao	Date:	August 15, 2014
Tiago Girao